DEX MEDIA, INC.
SEVERANCE PLAN—EXECUTIVE VICE PRESIDENT AND ABOVE
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION
(Effective as of July 30, 2014)

This document describes the benefits available under the Dex Media, Inc. Severance Plan—Executive Vice Presidents and Above (formerly known as Dex One Corporation Severance Plan—Senior Vice President) (the “EVP Plan”). The EVP Plan replaces and supersedes the SuperMedia Inc. Executive Transition Plan and the Dex One Corporation Severance Plan—Senior Vice President, R. H. Donnelley Executive Severance Policy, the R. H. Donnelley Employee Continuity Plan, the Dex Media, Inc. Management Separation Plan, the Special Transitional Leave of Absence Program for Dex Media and any other plan or program (excluding Employment Agreements, as defined in Section 4.5.6) of the Employer that purports to provide severance or separation pay or benefits to employees at the level of Executive Vice President or above. Dex Media, Inc. (the “Company”) has established the EVP Plan to provide benefits to certain employees (hereinafter an “Employee” or, collectively, “Employees”) of the Company and its Affiliates (hereinafter collectively referred to as the “Employer”) in the event of termination of their employment under the circumstances described in the EVP Plan. The EVP Plan is effective as of July 30, 2014, and shall continue in effect (as it may be further amended from time to time as herein provided) until terminated as hereinafter provided.

1.	PURPOSE OF THE EVP PLAN
The purpose of the EVP Plan is to provide income to Employees who become eligible to participate in the EVP Plan pursuant to Section 3.1 (hereinafter “Participant” or, collectively, “Participants”) while seeking and/or transitioning to new employment. The EVP Plan is a welfare benefit plan and this document is intended to constitute both a severance pay plan and its related summary plan description (“SPD”) under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits payable under the EVP Plan shall constitute unfunded general obligations of the Employer payable from its general assets, and the Employer shall not be required to establish any special fund or trust for purposes of paying benefits under the EVP Plan. Benefits under the EVP Plan are not payments for past services. The EVP Plan is available only to Participants who meet all eligibility requirements as defined herein, and is not available to any other Employees of the Employer.

2.	PLAN ADMINISTRATOR
2.1.    Designation. The Company’s Employee Benefits Committee shall serve as the administrator of the EVP Plan (the “EVP Plan Administrator”) for all purposes, including serving as named fiduciary of the EVP Plan under ERISA. Contact information for the EVP Plan Administrator is included in the EVP Plan Information section of this EVP Plan. Any member of the Employee Benefits Committee shall recuse himself or herself from consideration of the application of this EVP Plan to them.
2.2.    Authority. The EVP Plan Administrator, in its sole and absolute discretion, may adopt such rules, regulations, and bylaws and make such decisions as it deems necessary or desirable for the proper administration of the EVP Plan. The EVP Plan Administrator shall have sole and absolute discretionary authority to determine eligibility for benefits, to interpret the provisions of the EVP Plan, to make all determinations required or permitted under the EVP Plan, and to take such other actions as it deems appropriate. Determinations of the EVP Plan Administrator shall be conclusive and binding upon all affected persons, and there shall be no appeal from any ruling by the EVP Plan Administrator that is within the EVP Plan Administrator’s authority, except as provided in this EVP Plan. When making a determination or calculation, the EVP Plan Administrator shall be entitled to rely upon information furnished by the Employer's employees and agents. The EVP Plan Administrator may delegate certain administrative duties under the EVP Plan to personnel within the Human Resources or Finance functions of the Employer as it deems appropriate.

3.	ELIGIBILITY AND PARTICIPATION
3.1.    Eligibility Requirements. An Employee shall become a Participant in the EVP Plan if all of the following criteria are met:

(a)
Immediately prior to the date of an Employee’s termination of employment (the “Termination Date”), the Employee is a regular, full-time employee of the Employer serving in a position of Executive Vice President, or a more senior position (hereinafter referred to as an “EVP”);

(b)	The Employee’s employment is terminated either:

(i)	By the Employer for reasons other than “Cause” (as defined in Section 4.5.4); or

(ii)	By the Employee for “Good Reason” (as defined in Section 4.5.5);

(c)
The Employee promptly returns all property of the Employer and pays all amounts, if any, that the Employee owes to the Employer or agrees to have all such amounts deducted from the severance benefits to be paid under the EVP Plan (“Severance Benefits”);

(d)
The Employee timely executes and returns a general release in such form and containing such terms and conditions as may be required by the Employer (the “General Release”), within sixty (60) days of the Termination Date and does not revoke such release within the time permitted under applicable state or federal law, and reaffirms in writing in the General Release his or her obligations under any existing agreements or commitments concerning non-competition, non-solicitation, non-disparagement, confidentiality, trade secrets and intellectual property (collectively, “Employer Protection Obligations”); provided that if the Employee is not bound by such Employer Protection Obligations as of the Date of Termination, the Employer may require that the General Release include Employer Protection Obligations to which it requires newly-hired EVP’s to commit prior to their employment with Employer; and

(e)	The Employee is not in one of the excluded categories listed below.
3.2.    Eligibility Exclusions. The following categories of Employees shall not be eligible to participate under the EVP Plan:

(a)	Any Employee who does not satisfy the eligibility criteria set forth in Section 3.1;

(b)	Any Employee who voluntarily terminates his or her employment, except under circumstances that constitute “Good Reason” or is terminated by Employer for Cause;

(c)	Any Employee who is subject to an Employment Agreement; or

(d)	Any Employee whose employment is terminated due to retirement, death or disability.
3.3.    Loss of Eligibility. Any Participant who the EVP Plan Administrator determines: (a) violates an Employer Protection Obligation or otherwise violates any of the terms and conditions of the General Release executed by the Participant, or (b) violates any of the terms and conditions of any other material agreement between Participant and the Employer, or (c) otherwise engages in conduct that may adversely affect the Employer's reputation or business relations shall lose his or her eligibility to participate in the EVP Plan, and shall be liable for reimbursing the Employer for any Severance Benefits previously received by him or her pursuant to the EVP Plan.
3.4.    Reservation of Employer Rights. Neither this EVP Plan nor any action taken hereunder shall be construed as: (i) giving any Employee the right to continue in the employ of the Employer, (ii) interfering in any way with the absolute, unfettered right of the Employer to terminate any Employee’s employment at any time for any reason, whether for cause or otherwise, or with or without notice, or (iii) giving any Employee any right to be eligible for Severance Benefits under this EVP Plan or otherwise, other than strictly in accordance with the eligibility provisions and other terms and conditions of this EVP Plan.

4.	SEVERANCE BENEFITS
4.1.    Regular Severance Benefits. A Participant under Section 3.1 shall be entitled to receive Severance Benefits as described in this Section 4.1 (“Regular Severance Benefits”), unless the Termination Date occurs within two (2) years following a Change in Control, as defined in Section 4.2, subject to the terms and conditions of the EVP Plan, as follows:
Regular Severance Benefits

Cash Severance	Benefit Continuation/COBRA Supplement	Bonus for Year of Separation under Employer Bonus Plan	Outplacement Services
Lump sum payment equal to 78 weeks (“Regular Severance Period”) of pay, plus one and one-half times target bonus (in aggregate, “Cash Severance”).
•    Employer will reimburse Participant for the difference, if any, between (a) the total cost paid by Participant for continuing health benefits under COBRA and (b) the active employee rate for the same health benefits elected by Participant under COBRA, for up to 18 months, but such reimbursement shall cease upon an Employee otherwise becoming eligible for health benefits (“COBRA Supplement”).

•    Employer will pay premiums to continue basic life insurance for up to 18 months, but such coverage shall cease upon an Employee otherwise becoming eligible for such benefit (“Life Insurance Continuation”).

If Participant has worked at least 90 days of the current calendar year at the Termination Date, prorated bonus will be payable based upon actual Company performance for the entire performance period at such time as bonuses are otherwise paid (“Pro Rata Bonus Payout”).
Outplacement services for one year with a reputable firm selected by the Company.

4.2.    Severance Benefits upon a Change in Control. In lieu of Regular Severance Benefits described in Section 4.1 above, a Participant shall be entitled to receive Severance Benefits as described in this Section 4.2 (“Change in Control Severance Benefits”) if the Termination Date occurs within two (2) years following a Change in Control, subject to the terms and conditions of this EVP Plan, as follows:
Change in Control Severance Benefits

Salary Continuation or Cash Severance	Benefit Continuation/COBRA Supplement	Bonus for Year of Separation under Company Bonus Plan	Outplacement Services
Lump sum payment equal to 104 weeks (“Change in Control Severance Period”) of pay, plus two times target bonus, as Cash Severance.	• Employer will provide the COBRA Supplement for up to 18 months. • Employer will provide Life Insurance Continuation for up to 18 months.	If Participant has worked at least 90 days of the current calendar year at the Termination Date, Employer will provide a Pro Rata Bonus Payout.	Outplacement services for one year with a reputable firm selected by the Company.

4.2.1    Change in Control Defined.

(a)	For purposes of determining whether Change in Control Severance Benefits are payable, a Change in Control shall mean the occurrence of any of the following events:

(i)
Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)
During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two‑thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)
The shareholders of the Company have approved a merger or consolidation of the Company with any other company and all other required governmental approvals of such merger or consolidation have been obtained, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) becomes the beneficial owner (as defined above) of more than 30% of the combined voting power of the Company’s then outstanding securities;

(iv)
The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and all other required governmental approvals of such transaction have been obtained; or

(v)	Any other event that would be required to be reported as a “change in control” on Form 8-K under the Exchange Act or which the Board determines constitutes a Change in Control.

(b)
For purposes of this EVP Plan, if a Participant’s Termination Date occurs after the commencement of negotiations with a potential acquirer or business combination partner but prior to an actual Change in Control, and an actual Change in Control with such acquirer or business combination partner occurs within one year after such Participant’s Termination Date, the Termination Date shall be deemed to occur within two years following a Change in Control and such Participant shall be entitled to Change in Control Severance Benefits under Section 4.2.

4.3.    Health Plan Continuation. A Participant’s current health coverage provided under the Employer’s group health plan, in effect at the Termination Date, shall terminate on the last day of the month in which the Termination Date occurs in accordance with the terms of the Employer’s group health plan. Under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), upon termination of employment, an employee has certain coverage continuation rights. If a Participant makes an election to exercise his or her COBRA rights, the Participant and his or her dependents shall be responsible for paying the maximum permitted cost under COBRA for any continued coverage under the Employer's group health plans, which are elected pursuant to COBRA, subject to any reimbursement by the Employer as provided in Sections 4.1 and 4.2. Any changes that occur during the Severance Period that impact active employees, including rate changes, will also apply to the Participant’s Severance Benefits under this Plan. At the conclusion of the Severance Period and for the remainder of the period of COBRA eligibility, the Participant will be responsible for paying the maximum permitted cost under COBRA for any continued coverage elected under COBRA.
4.4.    Other Benefit Plans. All Participants will cease to be Employees on their Termination Dates and will no longer be eligible to participate in any welfare or retirement plans maintained by the Employer, except as otherwise provided in such plans, or as required by applicable law.
4.5.    Definitions and Applications. For purposes of calculating Severance Benefits under this Section 4, the following definitions or applications shall be used.
4.5.1    Week of Pay. In determining Cash Severance under Sections 4.1 or 4.2, and for purposes of Section 5.5.1, a “week of pay” shall be defined as the Participant’s annual base salary for one year’s service at the rate in effect immediately preceding (a) in the case of involuntary termination by the Employer, any notice from the Employer to the Participant of his or her involuntary termination, or (b) in the case of a termination of his or her employment by Participant for Good Reason, the first incidence of a condition giving rise to such Good Reason, in each case, divided by 52.
4.5.2    Bonus. Reference to bonus or to a bonus plan means the Participant’s participation in the Employer’s annual cash incentive plan applicable to the Participant, if any, subject to the terms and conditions in effect immediately preceding (a) in the case of involuntary termination by the Employer, any notice from the Employer to the Participant of his or her involuntary termination, or (b) in the case of a termination of his or her employment by Participant for Good Reason, the first incidence of a condition giving rise to such Good Reason. Nothing in this EVP Plan creates any obligation of the Employer to create or maintain any such bonus or bonus plan.
4.5.3    Affiliate. As used in this EVP Plan, reference to Affiliates shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this EVP Plan, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact result in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.
4.5.4    Cause. “Cause” as used in this EVP Plan shall mean: (i) Employee’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by Executive for Good Reason, as hereinafter defined), (ii) any willful act or omission by Employee constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably (and, in the case of other malfeasance, materially) injurious to the financial condition or business reputation of the Employer, or (iii) Employee’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Employer conducts business which materially impairs the value of Employee’s services to the Employer. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Employee not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Employer.
4.5.5    Good Reason. “Good Reason” as used in this EVP Plan shall mean without such Employee’s consent: (a) material diminution in (i) Employee’s then current title, but only if such diminution accompanies a diminution in Employee’s position, duties or responsibilities, or (ii) Employee’s then-current position, duties or responsibilities; or (b) the assignment to Employee of duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Employee’s then current position; or (c) material reduction in such Employee’s total compensation opportunity under any and all base salary, annual incentive, long-term incentive, stock award and other compensatory plans and programs made available to Employee by Employer in connection with his or her employment, except for any such reduction that reasonably proportionately adversely impacts all other similarly situated Employees eligible for Severance Benefits under this EVP Plan, or (d) material relocation of Employee’s principal workplace without his or her consent (for purposes of this Section 4.5.5, “material relocation” shall mean a relocation of Employee’s principal workplace by a distance that exceeds fifty (50) miles, or (e) at the time of a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under this EVP Plan. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Employee has provided written notice to the Employer of the condition giving rise to Good Reason within ninety (90) days following the occurrence of the condition giving rise to Good Reason, the Employer does not cure such condition within thirty (30) days following the receipt of such notice from Employee, and Employee resigns within 180 days following the initial existence of such condition.
4.5.6    Employment Agreement. As used in this EVP Plan, Employment Agreement refers to a written agreement between an Employee and Employer that includes provisions related to severance or separation pay or benefits, is executed by both parties and approved by the Compensation and Benefits Committee of the Board of Directors of the Company.

5.	PAYMENT OF BENEFITS
5.1.    General. Payment of amounts due under the EVP Plan shall be made as follows: Cash Severance shall be paid in lump sum within thirty (30) calendar days after the Participant has executed and returned the General Release, provided that the Participant has not revoked such release, and any Pro Rata Bonus Payout shall be paid as provided in Section 4 above. All payments of Cash Severance and/or Pro Rata Bonus Payout shall be made no later than two and one-half (2½) months following the end of the calendar year containing the Participant’s Termination Date. The COBRA Supplement shall be reimbursed by the Employer to the Employee within 30 days after Employee has paid the applicable COBRA premium. The Employer shall withhold from any Severance Benefits hereunder any federal and state income and payroll taxes as required by applicable law. The Participant shall forfeit the Severance Benefits if he or she does not execute and return the General Release within 60 days or if he or she revokes such release within the time permitted under applicable state or federal law.
5.2.    Restrictions on Payment of Benefits to Comply with Code § 409A. Notwithstanding any other provisions of this EVP Plan to the contrary, if the EVP Plan Administrator determines in accordance with Sections 409A and 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder that (a) a Participant is a Key Employee of the Employer on his or her Termination Date and (b) following application of all applicable exceptions and exclusions under Section 409A, a delay in all or a portion of the Severance Benefits (“409A Delay Amount”) provided under this EVP Plan is necessary in order to comply with Code Section 409A(a)(2)(B), then any such 409A Delay Amount shall be delayed for a period of six (6) months following the Participant’s Termination Date (such delayed distribution period referred to herein as the “409A Delay Period”). In such event, any 409A Delay Amount that would otherwise be due and payable to the Participant during the 409A Delay Period shall be paid to the Participant in a lump sum amount within the first five calendar days of the month immediately following the end of the 409A Delay Period. For purposes of this Section 5.2, the term “Key Employee” shall mean an employee who, on the EVP Plan’s Identification Date, is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. For purposes of this Section 5.2, the term “Identification Date” shall mean each December 31st. If a Participant is identified as a Key Employee on an Identification Date, then the Participant shall be considered a Key Employee for purposes of this EVP Plan during the period beginning on the first April 1 following a particular Identification Date and ending on the following March 31.
5.3.    Death of Participant. If a Participant dies before Cash Severance and/or Pro Rata Bonus Payout has been paid in accordance with the EVP Plan, such amounts shall be paid to his or her estate. Any such payment will completely discharge the obligation of the Employer under the EVP Plan and shall be paid on the same basis that the payment would have been made to the Participant had he or she not died.
5.4.    Incapacity of Participant. If a Participant becomes physically or mentally incompetent before Cash Severance and/or Pro Rata Bonus Payout has been paid in accordance with the EVP Plan, the EVP Plan Administrator may make payment of Cash Severance and/or Pro Rata Bonus Payout in one or more of the following ways:

(a)	directly to such Participant;

(b)	to the Participant’s legal guardian; or

(c)	to the Participant’s spouse or to any person charged with his or her care or support.
Any such payment will completely discharge the obligation of the Employer under the EVP Plan and shall be made on the same basis that the payment would have been made to the Participant had he or she not become physically or mentally incompetent.
5.5.    Impact of Re-Employment by Employer. If a Participant obtains employment with the Employer after the Termination Date but during the Regular Severance Period or the Change in Control Severance Period, as the case may be, then (a) all Severance Benefits (other than any Pro Rata Bonus Payout, which shall remain payable in accordance with Section 4.1 or 4.2 above, as the case may be) not yet paid or rendered shall immediately cease and (b) it shall be a precondition of such Participant’s re-employment by such Employer that the Participant shall repay a prorated portion of the Cash Severance paid under Section 4 in accordance with this Section 5.5.
5.5.1    Calculation of Repayment. The Cash Severance amount required to be repaid (“Excess Cash Severance”) shall be equal to the difference between (a) the total Cash Severance paid under Section 4, and (b) the Cash Severance equal to the number of weeks of pay that the Participant was not employed by the Employer following the Termination Date up until the date of re-employment by the Employer (rounded down to the nearest whole week).
5.5.2    Terms of Repayment. Prior to the Participant being placed on the Employer’s payroll, (a) the Excess Cash Severance must be repaid by the Participant to the Employer, and (b) the Participant shall acknowledge in writing that the repayment of the Excess Cash Severance shall not invalidate in any way or constitute a termination or waiver of his or her prior executed General Release of claims or result in inadequate consideration with respect to such General Release of claims.
5.6.    Deductions. Any amount payable to any Participant shall not be reduced by reason of the Participant’s securing other employment with an entity unrelated to or unaffiliated with the Employer.

6.	CLAIMS
6.1.    Procedure. Any questions concerning eligibility to participate in the EVP Plan and the payment of Severance Benefits under the EVP Plan should be directed to the EVP Plan Administrator. All claims for Severance Benefits under the EVP Plan must be submitted, in writing, to the EVP Plan Administrator within ninety (90) days following the Employer’s termination of the individual’s employment. If such a written claim for benefits under the EVP Plan is denied by the EVP Plan Administrator, in whole or in part, the individual submitting the claim (the “Claimant”) will receive a written explanation of the benefits denial within ninety (90) days. If a claim is denied, the written explanation will state:

(a)	the specific reasons why the claim has been denied;

(b)	exact references to the applicable EVP Plan provisions or other documents that deal with the claim and why it was denied;

(c)	a detailed description of any additional materials or information needed for the claim to be processed and an explanation of why the materials or information are needed; and

(d)
an explanation of the EVP Plan’s review procedure which includes information on how to appeal the denial and a statement regarding the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2.    Response and Appeal. If it is anticipated that it will take more than ninety (90) days to process a claim, the Claimant will be furnished a written notice of the need for an extension prior to the expiration of the original ninety (90) day period. Any such notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the EVP Plan Administrator expects to render its decision on the claim for benefits; provided, however, that any such extension shall not exceed ninety (90) days. If a response to a Claimant's claim for benefits (or notice of an extension for such decision) is not received within ninety (90) days, the claim should be considered denied and the Claimant may appeal the denial in accordance with the appeal procedure provided in this Section.
In the event of the denial of a claim in whole or in part, the Claimant (or Claimant’s duly authorized representative) has the right to file a written request for a review of the denial with the EVP Plan Administrator within ninety (90) days after the Claimant receives written notice of the denial. The EVP Plan Administrator will conduct a full and fair review of the claim for benefits. The Claimant’s written request appealing the denial of benefits should contain: (i) a statement of grounds on which the appeal is based, (ii) reference to the specific provisions in the EVP Plan on which the appeal is based, (iii) the reason or argument why the Claimant feels the claim should be granted and the evidence supporting each reason; and (iv) any other relevant documents or comments the individual wishes to submit to support the appeal. As part of the appeal process, a Claimant or the Claimant’s duly authorized representative may submit written comments, documents, records and other information related to the claim. The Claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, or other information (all of which must not be privileged) relevant to the benefit claim.
Upon receiving such an appeal, the EVP Plan Administrator will consider all comments, documents, records, and other information submitted by the Claimant or the Claimant’s duly authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The EVP Plan Administrator will normally deliver a written decision on an appeal within sixty (60) days after the receipt of the request for review or appeal unless special circumstances (such as the need to gather and review additional information) require an extension of time, up to an additional sixty (60) days, for processing the request. If such an extension is required, written notice of the extension shall be furnished to the Claimant within the initial 60-day period. The EVP Plan Administrator may require the Claimant to submit such additional facts, documents, or other material as it may deem necessary or appropriate in making its review. The EVP Plan Administrator shall give prompt notice to the Claimant of its decision on the appeal. If a decision on appeal is not received within the periods specified above, the Claimant should consider the claim and appeal denied.
In the event that the EVP Plan Administrator confirms the denial of the claim for benefits on appeal, in whole or in part, such notice to the Claimant shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial, specific references to the EVP Plan provisions on which the decision is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim, and a statement informing the Claimant of his or her right to bring a civil action under ERISA Section 502(a).
No legal action for benefits under the EVP Plan shall be brought unless and until the Claimant: (i) has submitted a written claim for benefits in accordance with this Section; (ii) has been notified by the EVP Plan Administrator that the claim is denied; (iii) has filed a written request for a review or appeal of the denial of the claim in accordance with this Section; and (iv) has been notified in writing that the EVP Plan Administrator has affirmed the denial of the claim.

7.	BENEFITS OUTSIDE OF THE EVP PLAN
The Employer reserves the right to, and may on a case-by-case basis where special circumstances so warrant, provide to an Employee or class of Employees outside the EVP Plan supplemental benefits or benefits of a similar nature (but not necessarily the same) when no Severance Benefits would have been payable under the terms of the EVP Plan. If either event occurs, it shall be deemed to be a single event and not a separate on-going plan or program, it shall not be a part of the EVP Plan, and it shall create no rights for any Employee other than an Employee covered by the terms of the specific action taken by the Employer.

8.	ASSIGNMENT OF BENEFITS
Except as required by applicable law or as otherwise specifically allowed under the terms of this EVP Plan, none of the benefits under the EVP Plan shall in any manner be assigned, pledged, hypothecated, anticipated, garnished, or in any way made subject to any lien, and any attempt to do so shall be void.

9.	AMENDMENT AND TERMINATION
This document, which sets forth all of the provisions of the EVP Plan, shall supersede any and all prior oral or written negotiations, commitments, understandings and writings with respect to separation, severance or any other similar benefits for all EVPs who become eligible to receive benefits under the EVP Plan. The Company may modify, alter, amend or terminate this EVP Plan, in whole or in part, at any time and in any manner not prohibited by law; provided, however, that no plan modifications, alterations, amendments or terminations that result in a reduction or termination of any benefits payable or otherwise made available under this EVP Plan may be made during the two-year period following a Change in Control. Notwithstanding any provisions of this EVP Plan to the contrary, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this EVP Plan as may be advisable to endeavor to render the Severance Benefits provided under this EVP Plan in a manner which qualifies for an exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation, and explicitly disclaims any obligation to ensure that the Severance Benefits provided under this EVP Plan will be exempt from or comply with Section 409A of the Code.

10.	BENEFITS FOR TRANSITION PLAN COVERED PARTICIPANTS
Any Participant who was a participant in the SuperMedia Inc. Executive Transition Plan on April 30, 2013 (a “Transition Plan Covered Participant”), who incurs a termination of employment with the Company or its Affiliates, may be entitled to certain additional benefits set forth in the Appendix.

11.	BENEFITS UNDER ANY OTHER SEVERANCE PROGRAM
Notwithstanding the provisions hereof, if a Participant is entitled to receive a payment or benefit under the EVP Plan and the Participant is also entitled to receive a payment or benefit under similar circumstances from the Company or an Affiliate under another plan or agreement, then the Company may reduce the amount of the corresponding payment or adjust the corresponding benefit to which the Participant (or the Participant’s estate) is entitled under the EVP Plan if and to the extent reasonably necessary in order to avoid an unintended duplication of any such payment or benefit.

12.	LEGAL CONSTRUCTION
This EVP Plan is governed by and shall be construed in accordance with the Code and ERISA and, to the extent not preempted by ERISA, with the laws of the State of Texas.
EVP PLAN INFORMATION
This EVP Plan is an employee welfare benefit plan within the meaning of ERISA. The following EVP Plan Information is provided in accordance with ERISA:

Plan Name:	Dex Media, Inc. Severance Plan—Executive Vice President
Plan Sponsor:	Dex Media, Inc. 2200 West Airfield Dive D/FW Airport, TX 75261
Employer Identification Number (EIN):	13-2740040
Type of Welfare Plan:	Severance plan
Plan Funding:	The EVP Plan is unfunded and all benefits are paid from the general assets of the Employer.
Plan Administrator:	Employee Benefits Committee Dex Media, Inc. 2200 West Airfield Dive D/FW Airport, TX 75261
Agent for Service of Legal Process:	EVP Plan Administrator Dex Media, Inc. 2200 West Airfield Dive D/FW Airport, TX 75261
Plan Year:	January 1 through December 31
Plan Amendment or Termination:
Dex Media, Inc. as EVP Plan Sponsor, reserves the right to amend or terminate the EVP Plan or any EVP Plan benefit at any time or for any reason without prior approval or notification of any party; provided, however, that no plan modifications, alterations, amendments or terminations that result in a reduction or termination of any benefits payable or otherwise made available under this EVP Plan may be made during the two-year period following a Change in Control.

Participants’ Rights Under ERISA
Participants in the EVP Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information about EVP Plan and Benefits

•
Examine, without charge, at the EVP Plan Administrator's office and at other specified locations, such as worksites, all documents governing the EVP Plan, including a copy of the latest annual report (Form 5500 Series) filed by the EVP Plan, if applicable, with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”).

•
Obtain, upon written request to the EVP Plan Administrator, copies of documents governing the operation of the EVP Plan, including copies of the latest annual report (Form 5500 Series), if applicable, and updated summary plan description. The EVP Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for EVP Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the EVP Plan. The people who operate the EVP Plan, called “fiduciaries” of the EVP Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including the Employer or any other person, may fire or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a welfare benefit or exercising his or her rights under ERISA.
Enforcement of Rights
If a claim for a welfare benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of the documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA there are steps a Participant in the EVP Plan may take to enforce the above rights. For instance, if a Participant requests materials from the EVP Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the EVP Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the EVP Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court. If it should happen that EVP Plan fiduciaries misuse the EVP Plan's money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful, the court may order the person the Participant sued to pay these costs and fees. If a Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
Assistance with Questions
A Participant who has any questions about the EVP Plan should contact the EVP Plan Administrator. A Participant who has any questions about this statement or about rights under ERISA, or who needs assistance in obtaining documents from the EVP Plan Administrator, should contact:

•	the nearest office of the Employee Benefits Security Administration, listed in the telephone directory; or

•	the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.
A Participant may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
DEX MEDIA INC.
SEVERANCE PLAN—EXECUTIVE VICE PRESIDENT AND ABOVE
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION
(Effective as of July 30, 2014)

EXECUTION PAGE
Dex Media, Inc. has caused this Plan Document and Summary Plan Description for the Dex Media, Inc. Severance Plan – Executive Vice President to be executed by its duly authorized officer this the 30th day of July, 2014.
DEX MEDIA, INC.
By the Dex Media, Inc. Employee
Benefits Committee

By:
Debra M. Ryan, Co-Chair

APPENDIX

Notwithstanding anything to the contrary contained in the EVP Plan, the following provisions shall apply with respect to a Transition Plan Covered Participant in order to ensure that the Transition Plan Covered Participant is provided with the benefits he or she would have otherwise been entitled to under the terms of the SuperMedia Inc. Executive Transition Plan in effect on April 30, 2013 (the “Transition Plan”). A Transition Plan Covered Participant shall not be entitled to receive any amount pursuant to this Appendix to the extent that such amount is otherwise payable to the Transition Plan Covered Participant under the terms of the EVP Plan.

The provisions in this Appendix other than the Excise Tax Gross-Up provisions in Article III of this Appendix shall not apply with respect to any Transition Plan Covered Participant who incurs a termination of employment on or after May 1, 2015.

I.    Severance Benefits

If a Transition Plan Covered Participant incurs a termination of employment without cause, or if his or her employment is terminated for good reason (within the meaning of the Transition Plan) before May 1, 2015, such Transition Plan Covered Participant will receive the following additional benefits that will be paid at the times set forth in Article V of the EVP Plan.

1.    A single sum cash payment equal to a proportionate amount of the terminated Transition Plan Covered Participant’s target short term incentive award for the calendar year in which the Transition Plan Covered Participant’s employment terminates, based upon the number of days elapsed since the beginning of such calendar year, less any amount received as a Pro-Rata Bonus Payout under the EVP Plan;
2.    The COBRA Supplement set forth in Section 4.2 of the EVP Plan will apply for up to two years (rather than 18 months); and
3.    The terminated Transition Plan Covered Participant will continue to receive such perquisites (including, without limitation, any flexible allowance and financial planning services) as were made available to the Participant at any time during the 12 months preceding the Participant’s actual termination of employment for two years.
II.    Termination of Employment Due to Death or Disability

In the event that a Transition Plan Covered Participant’s employment terminates due to death or is terminated by the Company due to Disability (as such term was defined in the Transition Plan) before May 1, 2015, (a) the Transition Plan Covered Participant (or the Transition Plan Covered Participant’s estate, as the case may be) shall be entitled to receive an amount equal to the sum of (1) six months’ base salary, plus (2) pro rata target bonus for the year in which the Transition Plan Covered Participant’s employment terminates, payable in the form of a single-sum cash payment as soon as practicable but not more than sixty days following such termination of employment, (b) if the Transition Plan Covered Participant’s employment terminates due to Disability, the Transition Plan Covered Participant shall be entitled to two years of continuing group health and welfare benefits (including continuing participation in the Company’s Executive Life Insurance Program, if any, and conversion of any life or disability policies) at the Company’s expense, and (c) the Transition Plan Covered Participant (or estate) will be fully vested in all outstanding long-term incentive awards, it being understood, however, that, the payout, if any, with respect to a performance-based award will remain contingent upon the satisfaction of the applicable performance condition(s).

III.    Excise Tax Gross-Up

1.                                       Gross-Up Payment. If any payment or benefit received or to be received by a Transition Plan Covered Participant, hired prior to January 1, 2010, from the Company or its Affiliates pursuant to the terms of the EVP Plan or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (the “Code”) as determined in accordance with this Appendix, the Company shall pay the Transition Plan Covered Participant, at the time(s) specified below, an additional amount (the “Gross-Up Payment”) such that the net amount the Transition Plan Covered Participant retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a Transition Plan Covered Participant with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

2.                                       Eligibility. A Transition Plan Covered Participant must have been hired by the Company or its affiliates prior to January 1, 2010 to be eligible for any Gross-Up Payment(s).

3.                                       Calculations. For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax—

(a)                                  the total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel or an independent national accounting or other qualified professional firm selected by the Company (“Independent Adviser”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b)                                 the amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of “excess parachute payments “within the meaning of section 280G(b)(1) of the Code (after applying clause (a), above); and

(c)                                  the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Adviser in accordance with the principles of section 280G(d)(3) and (4) of the Code.

4.                                       Tax Rates. For purposes of determining the amount of the Gross-Up Payment, a Transition Plan Covered Participant shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes, if any, at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his or her residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

5.                                       Time of Gross-Up Payments. The Gross-Up Payments provided for in this Appendix shall be made upon the earlier of (a) the payment to a Transition Plan Covered Participant of any Payment or (b) the imposition upon a Transition Plan Covered Participant, or any payment by him or her, of any Excise Tax.

6.                                       Adjustments to Gross-Up Payments. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax is less than the amount previously taken into account hereunder, the Transition Plan Covered Participant shall repay the Company, within 30 days of his or her receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Transition Plan Covered Participant if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Transition Plan Covered Participant on the amount of such repayment, provided that if any such amount has been paid by a Transition Plan Covered Participant as an Excise Tax or other tax, he or she shall cooperate with the Company in seeking a refund of any tax overpayments, and shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to him or her.

7.                                       Additional Gross-Up Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

8.                                       Change in Law or Interpretation. In the event of any change in or further interpretation of section 280G or 4999 of the Code and the regulations promulgated thereunder, a Transition Plan Covered Participant shall be entitled, by written notice to the Company, to request a written opinion of the Independent Adviser regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.

9.                                       Fees and Expenses. All fees and expenses of the Independent Adviser incurred in connection with this Appendix shall be borne by the Company.

10.                                 Survival. The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued before the termination of the EVP Plan shall survive the termination of the EVP Plan unless (a) the affected Transition Plan Covered Participant’s employment is terminated for Cause, (b) the Transition Plan Covered Participant fails to execute a release in accordance with the requirements of the Transition Plan, or (c) the Transition Plan Covered Participant fails to comply with the restrictive covenants contained in Exhibit B of the Transition Plan, in which event the Company’s obligation under this Appendix shall terminate immediately.

11.    Amendment and Termination.

Notwithstanding anything to the contrary contained in the EVP Plan, the Company reserves the right to amend or terminate the Excise Tax Gross-Up provisions contained in Article III of this Appendix at any time on or after May 1, 2015.

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